                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT


                                    between


                             RF TECHNOLOGY, INC.,
                          a Connecticut corporation,


                                      and


                        Adaptive Broadband Corporation,
                            a Delaware corporation,
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                              TABLE OF CONTENTS
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                                                                                                                                PAGE
ARTICLE 1          SALE AND PURCHASE OF THE ASSETS..................................................                             1
              1.1  Assets...........................................................................                             1
              1.2  Excluded Assets..................................................................                             2
ARTICLE 2          THE CLOSING......................................................................                             3
              2.1  Place and Date...................................................................                             3
              2.2  Purchase Price...................................................................                             3
              2.3  Allocation of Purchase Price.....................................................                             5
              2.4  Assumption of Liabilities........................................................                             6
              2.5  Deliveries.......................................................................                             8
              2.6  Consent of Third Parties.........................................................                             8
              2.7  Books and Records................................................................                             9
ARTICLE 3          REPRESENTATIONS AND WARRANTIES OF SELLER.........................................                             9
              3.1  Organization, Standing, Etc. of Seller; Corporate Authorization; Enforceability..                             9
              3.2  Certificate of Incorporation and Bylaws..........................................                            10
              3.3  Compliance with Other Instruments and Laws.......................................                            10
              3.4  Governmental Authorizations And Consents.........................................                            10
              3.5  No Violations....................................................................                            10
              3.6  Financial Statements.............................................................                            10
              3.7  Absence of Certain Changes or Events.............................................                            11
              3.8  Title to and Completeness of Assets..............................................                            13
              3.9  Intellectual Property............................................................                            13
             3.10  Benefit Plans....................................................................                            14
             3.11  Litigation.......................................................................                            15
             3.12  Taxes............................................................................                            15
             3.13  Contracts........................................................................                            16
             3.14  Insurance........................................................................                            16
             3.15  Environmental Matters............................................................                            16
             3.16  Brokers..........................................................................                            17
             3.17  Inventory........................................................................                            17
             3.18  Notes and Accounts Receivable....................................................                            17
             3.19  Year 2000 Compliance.............................................................                            17
             3.20  Product Warranties...............................................................                            17
             3.21  Governmental Approvals...........................................................                            17
             3.22  Leased Real Property.............................................................                            18
             3.23  Accuracy and Completeness of Disclosure..........................................                            18
             3.24  Representations and Warranties Correct...........................................                            18
ARTICLE 4          REPRESENTATIONS AND WARRANTIES Of BUYER..........................................                            18
              4.1  Organization and Standing of Buyer; Certificate of Incorporation and Bylaws......                            18
              4.2  Authorization and Financing......................................................                            18
              4.3  Enforceability...................................................................                            19
              4.4  Compliance with Other Instruments and Laws.......................................                            19
              4.5  Governmental Authorizations and Consents.........................................                            19
              4.6  Litigation.......................................................................                            19
              4.7  Brokers..........................................................................                            19
              4.8  Section 203......................................................................                            19
ARTICLE 5          Covenants of SELLER..............................................................                            20
              5.1  Conduct of Business..............................................................                            20

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                                       i.
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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
   5.2    Confidentiality................................................................................    20
   5.3    Due Diligence Access...........................................................................    20
   5.4    No Shop........................................................................................    20
   5.5    Employee Benefits And Termination..............................................................    21

Article 6  COVENANTS OF BUYER............................................................................    21

   6.1    Confidentiality................................................................................    21
   6.2    Investigation..................................................................................    21

Article 7  COVENANTS AND AGREEMENTS OF ALL PARTIES.......................................................    22

   7.1    Best Efforts; Further Assurances...............................................................    22
   7.2    Certain Filings................................................................................    22
   7.3    Public Announcements...........................................................................    22
   7.4    Use Of Business Names By Buyer.................................................................    22
   7.5    Consents; Cooperation..........................................................................    23
   7.6    Liability For Transfer Taxes...................................................................    23
   7.7    Insurance......................................................................................    24
   7.8    Employees......................................................................................    24
   7.9    Tax And Accounting Cooperation And Retention...................................................    24
   7.10   Transition Services................................................Error! Bookmark Not Defined.
   7.11   Costs Of Post-closing Obligations..............................................................    25

Article 8   CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE..................................................    25

   8.1    Accuracy Of Representations And Warranties.....................................................    26
   8.2    Performance....................................................................................    26
   8.3    Certificate....................................................................................    26
   8.4    No Injunction..................................................................................    26
   8.5    HSR ACT........................................................................................    26
   8.6    Consents And Financing.........................................................................    26
   8.7    Transfer Documents.............................................................................    26
   8.8    Minimum Purchase Price.........................................................................    27
   8.9    Non-competition................................................................................    27
   8.10   Opinion........................................................................................    27
   8.11   Disclosure Schedule............................................................................    26

ARTICLE 9   CONDITIONS TO OBLIGATION TO SELLER TO CLOSE..................................................    27

   9.1    Accuracy Of Representations And Warranties.....................................................    28
   9.2    Performance....................................................................................    28
   9.3    Certificate....................................................................................    28
   9.4    No Injunction..................................................................................    28
   9.5    HSR ACT........................................................................................    28
   9.6    Consents.......................................................................................    28
   9.7    Assumption Agreement...........................................................................    28
   9.8    Non-solicitation...............................................................................    28
   9.9    Guaranty.......................................................................................    28
   8.10   Opinion........................................................................................    28

Article 10  TERMINATION..................................................................................    28

   10.1   Right To Terminate Agreement...................................................................    28
   10.2   Effect Of Termination..........................................................................    29

Article 11  CERTAIN REMEDIES AND LIMITATIONS.............................................................    29
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                                      ii.
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                               TABLE OF CONTENTS
                                  (CONTINUED)


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                                                                                                                                PAGE
             11.1  Expiration of Representations, Warranties and Covenants..........................                            29
             11.2  Indemnity by Seller..............................................................                            30
             11.3  Indemnity by Buyer...............................................................                            30
             11.4  Defense of Third-Party Actions...................................................                            31
             11.5  Limitation to Indemnification Obligations........................................                            32
             11.6  Subsequent Recoveries............................................................                            32
             11.7  Subrogation......................................................................                            32
             11.8  Notice as to Representations.....................................................                            32
ARTICLE 12         MISCELLANEOUS....................................................................                            33
             12.1  Definition of Certain Terms......................................................                            33
             12.2  Knowledge........................................................................                            38
             12.3  Memorandum; Disclaimer of Projections............................................                            38
             12.4  Expenses.........................................................................                            38
             12.5  Notices..........................................................................                            39
             12.6  Assignment.......................................................................                            40
             12.7  Entire Agreement; Amendment; Governing Law; Etc..................................                            40
             12.8  Counterparts.....................................................................                            41
             12.9  Venue............................................................................                            41
            12.10  Attorney's Fees..................................................................                            41
            12.11  Third-Party Rights...............................................................                            41
            12.12  Titles and Headings..............................................................                            41
            12.13  Exhibits and Schedules...........................................................                            41
            12.14  Pronouns.........................................................................                            41
            12.15  Severability.....................................................................                            41
            12.16  Interpretation...................................................................                            41

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                                     iii.

                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is entered into as of June 27, 2000 by and between RF Technology, Inc., a Connecticut corporation ("Buyer"), and Adaptive Broadband Corporation, a Delaware corporation ("Seller").

                                   Recitals

     A. Seller, through an unincorporated division, is in the broadcast quality microwave radio communications business (as more specifically defined in Section 12.1 of this Agreement, the "Business").

     B. Buyer wishes to purchase or acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, substantially all the assets of the Business, and Buyer has agreed to assume certain specified liabilities of the Business, all for the purchase price, and upon the terms and subject to the conditions herein set forth.

     C. Capitalized terms used herein without separate definitions have the meanings given to such terms in Section 12.1.

     Now, Therefore, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1

                        SALE AND PURCHASE OF THE ASSETS

     1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the names and marks "MRC" and "Microwave Radio Corporation", the goodwill related thereto, and any name or mark derived from or including the foregoing and including, without limitation, all logos, signs or symbols incorporating said names (collectively the "Logos"), properties, assets, contracts and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) that relate to the Business (collectively, the "Assets"), including, without limitation:

          (a)  all of the Fixed Assets, Intellectual Property and Contracts;

          (b) all notes and accounts receivable of the Business, including intercompany notes and accounts receivable arising out of the sale of equipment at fair market value to other divisions and subsidiaries of the Seller, but not including other intercompany receivables from Seller or its Affiliates;

                                       1.

          (c) all inventories of raw material, work in process, finished products, goods, spare parts, replacement and component parts and office and other supplies of the Business (the "Inventories");

          (d) all of the other assets (except Excluded Assets) that are reflected on the 1999 Financials as adjusted and updated to the March Balance Sheet in the Ordinary Course, including prepaid expenses, advance payments, security deposits and prepaid items relating to the Assets, as adjusted through the Closing Date in the Ordinary Course;

          (e)  all of the Books and Records;

          (f) all rights under express or implied warranties in favor of Seller with respect to the Assets or the Business;

          (g) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor;

          (h) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller in connection with the Assets or the Assumed Liabilities;

          (i) all guarantees, warranties, letters of credit, indemnities and similar rights in favor of Seller in connection with the Assets or the Business;

          (j) all computer hardware and software used in the Business, including all rights under licenses and other instruments or agreements relating thereto;

          (k) all rights in and to real property, including leases, use rights, variances, leasehold interests and easements related thereto; and

          (l)  all vehicles.

     1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 hereof to the contrary, the Assets do not include any of the following (herein referred to collectively as the "Excluded Assets"):

          (a) all cash and cash equivalents, such as certificates of deposit, treasury bills and similar types of investments, and marketable securities;

          (b) all parts or portions of the books and records solely to the extent relating to or used in the business of Seller and not relating to or used in the Business;

          (c) all insurance policies maintained by Seller and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies, except to the extent the coverage thereof remains available after the Closing for pre- or post-Closing claims relating to the Business, the Assets or the Assumed Liabilities;

                                       2.

          (d) inter-company accounts (including corporate-level accounts) and notes receivable from Seller and its Affiliates excluded pursuant to 1.1(b) above;

          (e) the name and mark "Adaptive Broadband" and any name or mark to the extent derived from or including the foregoing, including without limitation, all logos, corporate symbols or logos incorporating "Adaptive Broadband," and the name and mark "California Microwave" and any name or mark to the extent derived from or including the foregoing, including without limitation, all logos, corporate symbols or logos incorporating "California Microwave" (the "Excluded Intellectual Property");

          (f) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller solely to the extent arising out of or based on the Excluded Assets or Excluded Liabilities except to the extent resulting in or relating to any loss, damage, claim, liability, obligation or expense to Buyer or the Business or giving rise to any lien upon any of the Assets;

          (g) all rights, title and interest of Seller in and to prepaid accrued franchise and income taxes of the Business and any claims for any refund, credit, rebate or abatement with respect to accrued franchise and income taxes of the Business for any period or portion thereof through the Closing Date, and any interest payable with respect thereto;

          (h)  all accounts receivable due from DFAS for the TSSR product; and

          (i)  the assets listed on Schedule 1.2.

                                   ARTICLE 2

                                  THE CLOSING

     2.1 Place and Date. The closing of the sale and purchase of the Assets (the "Closing") and the assumption of the Assumed Liabilities shall take place at 10:00 a.m. local time on the third business day following the date upon which each of the conditions to closing set forth in Articles 8 and 9 of this Agreement shall have been satisfied, at the offices of REED SMITH SHAW & MCCLAY LLP, One Riverfront Plaza, First Floor, Newark, New Jersey, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date."

     2.2  Purchase Price.

          (a) On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to pay to Seller, as consideration for the Assets and the Business, an aggregate amount (the "Purchase Price") in United States dollars equal to the sum of the Closing Payment plus or minus the Adjustment, as the case may be, but in no event in excess of $20,750,000, and to assume the Assumed Liabilities as provided in Section 2.4.

          (b) At the Closing, the Buyer shall pay the Closing Payment of $19,251,000 to the Seller. The Closing Payment shall be paid by the wire transfer of immediately available

                                       3.

funds to such bank account or accounts as are specified by Seller in written instructions given to Buyer at least three business days prior to the Closing.

          (c)  The Purchase Price shall be subject to adjustment as follows:

               (i) Promptly following the Closing Date, but in no event more than thirty days thereafter, Seller shall prepare and deliver the Closing Date Balance Sheet to Buyer. The Closing Date Balance Sheet shall be prepared in accordance with the Accounting Calculation. Buyer shall provide Seller such cooperation and such access to the Books and Records as may reasonably be required for the preparation of the Closing Date Balance Sheet. PricewaterhouseCoopers LLP will audit the Closing Date Balance Sheet on behalf of Buyer in accordance with the Accounting Calculation and deliver the results of said audit within 60 days of delivery of the Closing Date Balance Sheet. Seller shall provide PricewaterhouseCoopers LLP with access to all officers, employees and professional advisors of Seller, each of whom shall be directed to assist PricewaterhouseCoopers LLP in its audit, and shall provide access to such books and records of Seller and provide all such information concerning Seller and the Business as PricewaterhouseCoopers LLP shall deem necessary or appropriate for the purposes of completing its audit. The Closing Date Balance Sheet, as audited by PricewaterhouseCoopers LLP (the "Audited Closing Date Balance Sheet") shall be compared against the amounts set forth on the April Balance Sheet. Within 15 days of the delivery of the Audited Closing Date Balance Sheet, (i) Seller shall deliver to Buyer cash in the amount by which the net asset value shown on the April Balance Sheet exceeds the net asset value shown on the Audited Closing Date Balance Sheet or (ii) Buyer shall deliver to Seller cash in the amount by which the net asset value shown on the Audited Closing Date Balance Sheet exceeds the net asset value shown on the April Balance Sheet (with such excess amounts referred to collectively as the "Adjustment"). The Adjustment shall be paid by the wire transfer of immediately available funds to such bank account or accounts as are specified by the party entitled to receive the Adjustment in written instructions given to the party required to pay the Adjustment at least three business days prior to date upon which payment of the Adjustment is required pursuant to this Section.

               (ii) Seller shall have 10 days following delivery of the Adjustment calculation to notify Buyer in writing of any objections to the Adjustment. Seller's failure to so object during such 10-day period shall constitute approval of the Adjustment. Upon any such objection, Seller and Buyer shall use their best efforts to resolve any differences with respect to the Adjustment within ten business days. In the event the parties are unable to resolve such dispute within ten business days, the party otherwise required to pay the Adjustment shall pay the undisputed portion of the Adjustment to the party otherwise entitled to receive the Adjustment on the first business day following the end of the ten business day resolution period pending the final determination of the Adjustment and the parties shall mutually designate a firm of independent certified public accountants of national reputation not otherwise providing services to Seller, Buyer or any Affiliate of either of them to determine the accuracy of the Adjustment. All disputed portions of the Adjustment shall bear interest at the rate of 8.5 percent (8.5%) per annum from the date of the written objection to the date of payment. In the event the parties are unable to agree to such firm of independent public accountants of national reputation, they shall each designate a firm of independent public accountants of national reputation, which firms shall designate a third firm of independent public accountants of national reputation for

                                       4.

resolving any disputes under this Section. The parties agree that with respect to disputes arising under this Section, the sole issue to be determined by the independent public accountants shall be the accuracy of the Closing Date Balance Sheet, as adjusted. The independent public accountants shall have no power and no authority to make any provision or award for any punitive damages, exemplary or consequential damages. The independent public accountants shall render their decision within 30 days following the date that the parties shall have concluded their cases. Allocation of the fees and expenses charged by the independent public accountants shall be in direct proportion to the amount of the Adjustment allocated to each of Seller and Buyer by such independent public accountants.

               (iii) In the event the Purchase Price would otherwise exceed $20,750,000 following final resolution of all disputes relating to the Adjustment, an amount of the accounts receivable set forth on the Audited Closing Date Balance Sheet, as adjusted, equal to the excess of the calculated purchase price over $20,750,000 (the "Excess Receivables") shall be deemed a part of the Excluded Assets and shall not be acquired by the Buyer. The Excess Receivables shall be those which are first collected following the Closing. Buyer shall collect the Excess Receivables for and on behalf of Seller and shall deliver amounts collected in respect thereof to the Seller promptly, but in no event later than the second business day following the end of the week in which such Excess Receivables are collected provided, that Buyer shall deliver to Seller all Excess Receivables collected by Buyer between the Closing and the final resolution of all disputes relating to the Adjustment within 48 hours of said final resolution. By way of example, if the purchase price, as calculated from the Audited Closing Date Balance Sheet, as adjusted, would otherwise be $21,750,000, the Purchase Price shall be $20,750,000, the Seller shall retain $1,000,000 of accounts receivable and the Buyer shall pay to the Seller the first $1,000,000 of collections from the accounts receivable of the Business that are collected following the Closing.

               (iv) In the event the Closing Date shall be before June 30, 2000, the Purchase Price shall be reduced by the amount of all 401(k) employer matching accounts or accounts which would have accrued but for the Closing in respect of employees of Seller to be employed by Buyer following the Closing, which amount Buyer shall deduct from the Closing Payment. Buyer shall use said amount for the benefit of those former employees of the Business who Buyer shall have employed following the Closing in Buyer's sole and absolute discretion. The provisions of this Section is solely for the benefit of Seller and Buyer and shall not be deemed to create any third party beneficiary right on the part of any person, including without limitation, any current, past or future employee of Seller or Buyer or any past, current or future Affiliate of any of them.

               (v) Notwithstanding any contrary provision contained in this Agreement, Buyer shall have the free, unfettered and unrestricted right to own and operate the Assets and the Business as its own and to employ, refrain from employing or terminate any former employee of the Business from and after the Closing pending and following any calculation, audit or dispute resolution regarding the Purchase Price or otherwise.

     2.3 Allocation of Purchase Price. The parties agree to allocate the aggregate of the Purchase Price and the Assumed Liabilities among the Assets, including solely for this purpose

                                       5.

the agreements described in Sections 8.9 and 9.8, in accordance with section 1060 of the Code as may be mutually agreed to by the parties within 180 days following the Closing. All such mutually agreed to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns. In the event the parties shall fail to agree upon an allocation pursuant to this Section, each shall allocate the Purchase Price in good faith. Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed to allocations, if any, without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support any mutually agreed allocations in any audit proceedings initiated by any taxing authority.

     2.4  Assumption of Liabilities.

          (a) Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor, perform and discharge when due the following liabilities and obligations relating to the Assets and the Business (the "Assumed Liabilities"):

               (i) all early termination payment obligations, but not retention incentive obligations, of Seller under all severance and retention incentive agreements between Seller and employees of Seller engaged in the Business to the extent that:

                     (A) the employees are employed by Buyer, at Buyer's sole and absolute discretion, for more than ninety days immediately following the Closing Date (or employee's date of hire by Buyer, if later); and

                     (B) the employees' agreements are set forth in Schedule 2.4(a); and

                     (C) the Seller would be bound to make such payments to such employees if those employees were employed by Seller immediately prior to termination of employment;

               (ii) The obligations of Seller for the payment of commissions which are accrued but not yet payable to salespersons who are Hired Employees and accumulated paid time off obligations under Seller's existing PTO program for Hired Employees.

               (iii) The performance of all product warranty obligations of Seller relating to the Business for which reserves exist on the April Balance Sheet (as adjusted in the Audited Closing Date Balance Sheet) which arise following the Closing from products sold by the Business prior to the Closing in bona fide transactions with third parties in the Ordinary Course to the extent of such reserves;

               (iv) all liabilities and obligations of Seller to be paid or performed from and after the Closing Date under or relating to the Disclosed Contracts included among the Assets;

                                       6.

               (v) all liabilities and obligations of Seller (other than those liabilities specifically listed below) relating to or arising out of the ordinary course operation of the Business solely to the extent of reserves therefor set forth on the April Balance Sheet (as adjusted in the Audited Closing Date Balance Sheet);

               (vi) obligations arising out of Buyer's operation of the Business following the Closing; and

               (vii) the liabilities listed on Schedule 2.4(c).

          (b) In no event shall Buyer assume or in any way be responsible for any of the debts, claims, commitments, fees, expenses, liabilities and obligations of Seller or the Business not specifically assumed pursuant to this
Section 2.4 (collectively, the "Excluded Liabilities") and Seller shall remain liable therefor. In furtherance of, and not in limitation or lieu of the immediately preceding sentence, the Excluded Liabilities shall include:

               (i) Federal, State and local Tax liabilities, including penalties and interest for any periods or partial periods prior to the Closing Date or otherwise attributable to Seller;

               (ii)  liabilities arising out of the Excluded Assets;

               (iii) pending or threatened litigation or claims or obligations asserted or unasserted, contingent or otherwise, to the extent arising or based on events or matters prior to the Closing, whether or not based on or arising from injury to property, person or business or otherwise based in tort, or any criminal or quasi-criminal claims or obligations or any claims based directly or indirectly on Hazardous Materials or otherwise on state or federal environmental laws;

               (iv) obligations to Seller's employees (including without limitation pension, accrued vacation, salary, and other benefits liabilities) other than those certain obligations specifically set forth in Section 2.4(a)(i) and 2.4(a)(ii);

               (v) obligations, liabilities, costs, expenses, losses, fees and claims of any type or nature unless set forth in the Closing Date Balance Sheet or otherwise included in the definition of Assumed Liabilities.

          (c)  Notwithstanding the provisions of this Section, in the event:

               (i) the amount of accounts receivable set forth on the Audited Closing Date Balance Sheet which are not collectible by Buyer using commercially reasonable efforts exceeds the reserve for uncollectible accounts receivable set forth on the Audited Closing Date Balance Sheet (the "A/R Differential"); or

               (ii) the cost to Buyer to comply with Seller's product warranty claim obligations meeting the specifications set forth in (b), above, exceeds the reserve for said product

                                       7.

warranty claims set forth on the Audited Closing Date Balance Sheet (the "Warranty Differential"); or

               (iii) the amount of reserves for defective, lost or outdated inventory of Seller set forth on the Audited Closing Date Balance Sheet is less than the actual value of said defective, lost or outdated inventory (the "Inventory Differential"); then if and to the extent the Seller shall show that the amount of the reserve was calculated in accordance with the Reserve Calculation Procedure as defined below, then the Buyer shall have no claims back against Seller for the A/R Differential, the Warranty Differential or Inventory Differential, as the case may be, and the amount of said payment shall not constitute a Loss pursuant to
Section 11.2 of this Agreement. For purposes of this Section only, the term "Reserve Calculation Procedure" shall mean that the reserve was calculated in good faith after due inquiry using prudent business judgment and in accord with both GAAP and Seller's own internal systems and existing normal credit procedures.

     2.5 Deliveries. At the Closing, Seller shall deliver to Buyer such assignments and other good and sufficient instruments of transfer as shall be satisfactory in form and substance to Buyer, and shall be effective to vest in Buyer good and marketable title, free and clear of any and all liens and encumbrances or rights and claims of others, other than Permitted Liens, to all of the Assets, and Buyer shall deliver to Seller such instruments of assumption as shall be satisfactory in form and substance to Seller to ensure that Buyer has assumed all of the Assumed Liabilities.

     2.6 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer (a) any Governmental Approval; (b) any instrument, contract, lease, permit or other agreement or arrangement with any Governmental Authority or any claim, right or benefit arising thereunder or resulting therefrom; or (c) any instrument, contract, lease, permit or other agreement or arrangement with any other Person or any claim, right or benefit arising thereunder or resulting therefrom (the failure, loss or breach of any of which would not result in a material Adverse Effect on the Business), (with the preceding (a), (b) and (c) referred to collectively herein as "Non-Consent Contracts ") if any assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Non-Consent Contracts that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such Non-Consent Contracts consent or approval is not obtained on or prior to the Closing Date, Seller shall (a) continue to use its best efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained without any third-party cost to Buyer, (b) hold such Non-Consent Contracts on behalf of Buyer and provide such services as shall be reasonably necessary on the part of Seller to maintain the same and to maintain good relations with the customers, lessors or other parties thereto, (c) cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the benefits under any such Non-Consent Contracts, including performance by Seller, as agent, and (d) enforce and perform for the account of Buyer any rights of Seller arising from such Non-Consent Contracts, provided that Buyer shall undertake to pay, perform, discharge or satisfy the

                                       8.

corresponding liabilities and obligations for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained and Seller shall cause all payments which would otherwise be payable pursuant to the Non-Consent Contracts to be paid directly to an account owned and controlled by the Buyer.

     2.7 Books and Records. From and after the Closing and until the sixth anniversary thereof, (a) Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Business and any employees necessary to an understanding thereof, and to such other books, records and employees of Seller as are necessary or appropriate to complete, comply with or respond to any audit or Governmental or judicial report, return, investigation, request, action, demand, inquiry or subpoena, and (b) Buyer agrees to grant to Seller, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Assets that pertain to the operations of the Business on or prior to the Closing Date as are necessary or appropriate to complete, comply with or respond to any audit or Governmental or judicial report, return, investigation, request, action, demand, inquiry, or subpoena. From and after the date of this Agreement, Buyer and Seller shall each use commercially reasonable efforts to preserve all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement for a period of six years following Closing.


                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the limitations set forth in Section 11.1, Seller hereby makes the following representations and warranties. Seller and Buyer specifically agree that the following representations and warranties may be subject to certain unintentional errors and omissions on the part of Seller. In the absence of fraud on the part of Seller, Seller shall not be liable to Buyer for damages, liabilities, costs or expenses (including reasonable attorney fees) incurred or payable by Buyer which are less than $50,000 in the aggregate, and only such amounts which are in excess of $50,000 in the aggregate(which are referred to collectively as the "Excess Materiality") shall be included as a Loss pursuant to Section 11.2. Notwithstanding the foregoing, in all cases, the following representations and warranties are at all times subject to Buyer's rights in equity to cause compliance by Seller with, and to cause Seller to convey to Buyer such rights as Seller would have obtained but for a breach of, the following representations and warranties.

     3.1 Organization, Standing, Etc. of Seller; Corporate Authorization; Enforceability.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and to operate the properties of the Business. Seller is qualified to do business and is in good standing in each state of the United States in which the Business is conducted that requires such qualification.

                                       9.

          (b) The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Seller. This Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Seller.

          (c) This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     3.2 Certificate of Incorporation and Bylaws. Copies of the certificate of incorporation and bylaws or other organizational documents of Seller have been made available to Buyer, and each such copy is true, correct and complete.

     3.3 Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under any provision (a) of the charter or bylaws of Seller, or (b) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, the Business or the Assets.

     3.4  Governmental Authorizations And Consents. Except as set forth on
Schedule 3.4, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, agency, bureau or commission, or any third party, are required to be obtained or made by Seller in connection with Seller's execution, delivery and performance of, and the validity and enforceability of this Agreement, other than a filing with the Federal Trade Commission and the Department of Justice under the HSR Act.

     3.5 No Violations. Seller is not and has not been in violation of any term of its certificate of incorporation or bylaws or other charter documents or, to its knowledge, any mortgage, indenture, instrument or agreement applicable to the Business relating to indebtedness for borrowed money or of any judgment, decree or order applicable to the Business or to which the Assets may be subject, or of any term of any other Contract which is among the Assets. Seller is not and has not been in violation of any law, ordinance, rule or governmental regulation applicable to the Business or any of the Assets.

     3.6 Financial Statements. Seller has delivered to Buyer (a) the unaudited balance sheet ("June Balance Sheet") and the related unaudited statements of operations of the Business as of and for the year ended June 30, 1999 and the six months ended December 31, 1999 (collectively the "1999 Financials") and (b) the unaudited balance sheet and the related unaudited statement of operations of the Business as of and for the nine-month period ended

                                      10.

March 31, 2000 (the "March Balance Sheet") (the 1999 Financials and the March Balance Sheet, including the notes thereto, hereinafter being referred to collectively as the "Financial Statements") and the April Balance Sheet. The Financial Statements have been prepared in accordance with GAAP consistent with past practices and present fairly in all material respects the financial position of the Business as of the dates thereof and the results of its operations for the periods then ended, except that the March Balance Sheet was prepared on an interim basis, and is subject to non-material normal year-end adjustments. The April Balance Sheet was, and the Closing Date Balance Sheet will be, prepared in accordance with the Accounting Calculation and, except to the extent that the Accounting Calculation diverges from GAAP, presents and will present fairly in all material respects the financial position of the Business as of April 30, 2000 and the Closing Date, respectively. In respect of the Business and the Assets Seller has no liabilities, obligations or commitments (and, to the knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability, including without limitation, liabilities or obligations of Seller arising out of cost overruns or rate adjustments), except for liabilities, obligations or commitments: (i) set forth on the face of the Financial Statements or the April Balance Sheet (provided that liabilities, obligations and commitments to the extent numerically quantified in the notes thereto shall be deemed to be set forth on the face thereof); (ii) which have arisen after April 30, 2000 in the Ordinary Course (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); (iii) constituting Excluded Liabilities; or
(iv) reflected and identified as such in the Disclosure Schedule.

     3.7  Absence of Certain Changes or Events.

          (a) Except as set forth in Schedule 3.7, since March 31, 2000, other than in the Ordinary Course, (1) Seller has not, with respect to the Business or the Assets, entered into any transaction and (2) there has been no Adverse Effect on the Business.

          (b) Except as set forth in Schedule 3.7, since June 30, 1999, there has been no material Adverse Effect on the Business, the Seller has conducted the Business in the Ordinary Course, and has used commercially reasonable efforts to maintain the Business, Assets, its relations with employees, suppliers, licenses and operations related to the Business as an ongoing business in accordance with past custom and practice. Without limiting the generality of the foregoing, since March 31, 2000, in each case as related to the Business and the Assets:

               (i) Seller has not sold, leased, transferred, mortgaged or assigned any of the Assets, tangible or intangible, other than inventory in the Ordinary Course (which shall not include to Seller or its Affiliates);

               (ii) No party (including Seller) has other than in the Ordinary Course accelerated, terminated, materially modified, or canceled any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses), by which the Business or the Assets are bound excluding purchase orders and sales orders entered into in the Ordinary Course, and cancellation, modifications and terminations thereof;

                                      11.

               (iii) Seller has not made any capital expenditures (or series of related capital expenditures) involving more than $50,000 in the aggregate or outside the Ordinary Course;

               (iv) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person relating to the Business or the Assets;

               (v) Seller has not imposed any Lien (other than Permitted Liens) upon any of the Assets or the Business;

               (vi) Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims), either involving more than $50,000 in the aggregate or outside the Ordinary Course;

               (vii) Seller has not granted any license or sublicense of any right, under or with respect to any Intellectual Property other than in the Ordinary Course;

               (viii) Seller has not incurred, assumed, guaranteed or discharged any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, or any indebtedness for borrowed money, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course;

               (ix) Seller has not received any notice of termination of any contract, lease or other agreement, and, to the knowledge of Seller, Seller has no reason to expect any such notice;

               (x) Seller has not suffered any damage to or destruction or loss of any of the Assets (whether or not covered by insurance), in any case or in the aggregate, in excess of $25,000;

               (xi) Seller has not made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable outside the Ordinary Course or in excess of $10,000 to any single person employed primarily by or in the Business and located in Billerica, MA or operating as a sales person for the Business (each of which persons are listed on Schedule 3.7 and all of whom are referred to collectively as the "Business Employees"), or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Business Employees, distributor or agent of the Business outside the Ordinary Course or in excess of $10,000;

               (xii) Seller has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. Seller acknowledges that there are no unions or collective bargaining agreements and, to Seller's knowledge, there has not been any union organizing action in connection with the Business;

                                      12.

               (xiii) There has been no change made or authorized in the charter or bylaws of the Seller which would effect Seller's authority to the execute or deliver this Agreement or consummate the transactions contemplated hereby;

               (xiv) Seller has not made any loans to, or entered into any other transactions with any of the Business Employees outside the Ordinary Course;

               (xv) Seller has not entered into any employment contracts, written or oral, or modified the terms of any existing such contracts or agreements to which any of the Business Employees is party;

               (xvi) Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the Business Employees, or taken any such action with respect to any other Employee Benefit Plan which would have any effect on any of the Business Employees outside of the Ordinary Course;

               (xvii) Seller has not made any other change in employment terms for any of the Business Employees outside the Ordinary Course and has not transferred any officer, employee or contractor providing services to, for or on behalf of the Business;

               (xviii) Seller has not made or pledged to make any charitable or other capital contributions using the Assets outside the Ordinary Course;

               (xix) To the knowledge of Seller, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course involving the Business or the Assets other than economic and market events outside the control of Seller.

     3.8 Title to and Completeness of Assets. Except as set forth in Schedule 3.8, Seller has good title to all tangible personal property of the Business included in the Assets. Except as set forth in Schedule 3.8, all tangible personal property of the Business included in the Assets are owned free and clear of all liens, mortgages, pledges, charges, security interests or encumbrances except for Permitted Liens. The tangible assets are in good operating condition, subject to normal wear and tear. Except as set forth on
Schedule 3.8, the Assets constitute all of the assets presently used by Seller to operate the Business and, to the Seller's knowledge, permit Buyer to conduct the Business as presently conducted and timely fulfill the obligations of the Business to its customers, suppliers, contractors, employees and regulators without the addition of any further assets, including real or personal property, tangible or intangible.

     3.9  Intellectual Property.

          (a) Seller owns, or is licensed or otherwise possesses the right to use, all Intellectual Property necessary for the operation of the Business substantially as presently conducted.

                                      13.

          (b) Schedule 3.9 sets forth a list of patents, registered copyrights, registered trademarks, registered trade names and registered service marks, and any pending applications therefor, included in the Intellectual Property.

          (c) To Seller's knowledge, except as set forth on Schedule 3.9, no claims with respect to the Intellectual Property have been asserted and are pending as of the date of this Agreement (1) to the effect that the sale, licensing or use of any of the products of the Business infringes any other party's valid copyright, trademark, service mark, trade secret or other intellectual property right, (2) against the use by Seller of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs or applications used in the Business as currently conducted, or (3) challenging the ownership by Seller of any of the Intellectual Property that Seller purports to own.

     3.10 Benefit Plans.

          (a) Except as set forth on Schedule 3.10, Seller does not maintain, is not a party to, does not contribute to and is not obligated to contribute to any of the following in connection with the Business (whether or not set forth in a written document):

               (i) Any employee benefit plan, employee pension benefit plan, employee welfare benefit plan, or multi-employer plan, all as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regardless of whether or not a plan is exempt from some or all of the otherwise applicable requirements of ERISA; or

               (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, debenture, supplemental pension, profit sharing, royalty pool, severance or termination pay, loan guarantee, relocation assistance, employee loan or other extensions of credit, or other similar plan, program, agreement, policy, commitment, arrangement or benefit currently in effect which is applicable to any present or former employee or his or her survivors (whether or not published or generally known).

          (b) As to each plan, program, agreement, policy, commitment, arrangement or benefit listed on Schedule 3.10 (a "Benefit Plan"), Seller has made available to Buyer complete, accurate and current copies of the text (including amendments) of the Benefit Plan if previously reduced to writing or has provided in Schedule 3.10 a description of all material elements of the Benefit Plan if not previously reduced to writing. With respect to each employee benefit plan (as defined in section 3(3) of ERISA) listed on Schedule 3.10, Seller has made available to Buyer the following:

               (i) Where applicable, the most recent summary plan description, as described in section 102 of ERISA;

               (ii) Any summary of material modifications which has been distributed to participants or filed with the U.S. Department of Labor but which has not been incorporated in an updated summary plan description furnished under paragraph (1) above;

                                      14.

               (iii) The annual reports, as described in section 103 of ERISA, for the most recent three plan years for which an annual report has been prepared (including any schedules);

               (iv) Where applicable, the actuarial reports for the most recent three reporting periods for which such a report has been prepared; and

               (v) Any trust agreement, investment management agreement, contract with an insurance company or service provider, administration agreement or other contract, agreement or insurance policy.

               (vi)   With respect to each Benefit Plan:

               (vii) All of the currently applicable requirements of ERISA and regulations thereunder have been fully and timely complied with in all respects;

               (viii) There is no act or omission of Seller, or any other person or entity, which would constitute a violation of or prohibited act under any applicable section of ERISA or the Code, or regulations under either, and no amendment to such Benefit Plan is precluded by any waiver, extension or prior amendment described in Section 412(f)(1) of the Code; and

               (ix) All contributions, premiums or other payments due from Seller to (or under) such Benefit Plan for all periods prior to the date of this Agreement have been fully paid or adequately provided for on the books of Seller and all accruals have been made in accordance with prior practices.

     3.11 Litigation. Except as disclosed in Schedule 3.11, there are no actions, suits, proceedings or governmental investigations pending or, to Seller's knowledge, threatened against Seller involving the Business or the Assets, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since March 31, 2000. Seller is not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation.

     3.12 Taxes. Except as set forth in Schedule 3.12, with respect to Taxes:

          (a) Seller has filed or will file or cause to be filed (or extensions of the time for filing have been or will be duly filed), within the time prescribed by law, all Tax Returns relating to the Business that are or were required to be filed under Federal, state, local or any foreign laws for all taxable periods ending on or prior to the Closing Date;

          (b) Seller has, within the time and in the manner prescribed by law, paid all Taxes that are shown to be due and payable on Returns filed prior to the Closing and has adequately reserved for all Taxes accrued but not yet payable.

          (c) Seller has not consented to extend the limitations period for the assertion of any claim for any federal, state or local tax liability.

                                      15.

     3.13 Contracts. Seller has made available to Buyer a copy or description of any outstanding written or oral (a) contract or arrangement for the employment of any person by Seller relating to the Business; (b) mortgage, indenture, note or installment obligation or other instrument or contract relating to the Business or the Assets; (c) guaranty of any obligation by Seller and relating to the Business; (d) lease of real or personal property relating to the Business or the Assets; (e) agreement for the purchase by Seller of equipment relating to the Business or the Assets involving outstanding commitments, together with all other similar agreements and commitments; (f) open sales contract and each completed sales contract since December 31, 1999; (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, bonus, or other plan or arrangement for the benefit of the current or former directors, officers, and employees of the Seller employed in the Business; (h) any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of the Seller employed in the Business outside the Ordinary Course; (i) any agreement under which the consequences of a default or termination could have an Adverse Effect on the Business; (j) any agreement limiting the freedom or obligation of Seller or Buyer to compete in the Business, with any person or other entity or in any geographical area. A list or description of each of the items described in the previous sentence together with any other agreement providing for payments or potential damages (the "Contracts") is set forth on Schedule 3.13. Each of the Contracts was entered into in the Ordinary Course. Except as disclosed in Schedule 3.13, all of the Contracts are in full force and effect and, as to each Contract, there does not exist thereunder any default on the part of Seller, and there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated hereunder, which (after notice, passage of time, or both) would constitute a default thereunder.

     3.14 Insurance. Schedule 3.14 contains a list of all insurance policies maintained by or on behalf of or covering Seller in connection with the Business (the "Policies"). Seller has made available to Buyer copies of all current declaration sheets relating to the Policies. Except as noted on Schedule 3.14, to Seller's knowledge as of the date of this Agreement, the Policies are in full force and effect, no notices of cancellation or nonrenewal have been received by Seller with respect thereto, and all premiums due thereon have been paid.

     3.15 Environmental Matters.

          Except as set forth on Schedule 3.15, to the knowledge of Seller:
                                 -------------

          (a) In connection with the operation of the Business or the ownership of the Assets, Seller is in compliance with all applicable environmental federal, state and local laws and ordinances, including, but not limited to, the Resource Conservation Recovery Act (42 U.S.C. 6901, et seq.), the Comprehensive Environmental Responsibility and Liability Act (42 U.S.C. 9601 et seq.) and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 et seq.).

          (b) There have been no claims, litigation, administrative proceedings, whether actual or threatened, or judgments or orders, relating to any hazardous substances, hazardous wastes, discharges, emissions or other forms of pollution relating in any way to the operation of

                                      16.

the Business or to any real estate owned or leased by Seller and used in the operation of the Business (collectively, "Real Estate").

          (c) Except in accordance with all applicable environmental federal, state and local laws, there have been no hazardous substances or hazardous wastes, as defined by the Resource Conservation and Recovery Act (42 U.S.C. Subsection 6901, et seq.) and the Comprehensive Environmental Responsibility Compensation and Liability Act (42 U.S.C. Subsection 9601, et seq.), generated,
                                                           ------
manufactured, refined, transported, treated, stored, handled or disposed of on the Real Estate by Seller or, to Seller's knowledge, any lessor, previous owner or occupant of the Real Estate or any other person.

          (d) There have been no discharges, spillages or disposals of hazardous substances or Hazardous Materials on the Real Estate by Seller, or, to Seller's knowledge, any lessor or previous owner or occupant of the Real Estate or any other person.

     3.16 Brokers. With the exception of fees and expenses payable to SG Cowen and certain employees of Seller and its Affiliates, each of which shall be paid by Seller, all negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates upon consummation of the transactions contemplated hereby or thereby.

     3.17 Inventory. The inventory of the Business is and will be properly reflected on the April Balance Sheet and the Closing Balance Sheet.

     3.18 Notes and Accounts Receivable. All notes and accounts receivable of the Seller are and will be properly reflected on the April Balance Sheet and the Closing Balance Sheet.

     3.19 Year 2000 Compliance. The Assets, including but not limited to the hardware and software owned or used by the Seller in connection with the Business, are capable of accounting for all calculations using a century and date sensitive algorithm for the Year 2000 as well as the years prior to and after Year 2000, and the fact that Year 2000 is a leap year, all without loss of functionality.

     3.20 Product Warranties. The product warranty obligations of Seller are and will be properly reflected on the April Balance Sheet and the Closing Date Balance Sheet as of their respective dates.

     3.21 Governmental Approvals. Except as set forth on Schedule 3.21, there is a Governmental Approval for all aspects of the Business and Assets requiring a Governmental Approval. Each Governmental Approval is in full force and effect, is not in default, all fees payable in connection therewith have been paid and Seller has received no notice that it has not complied with the terms of the Governmental Approval.

                                      17.

     3.22 Leased Real Property. All of the Seller's leasehold interests in real property and improvements with respect to said leased real property (including, without limitation, all construction in progress) leased (but not owned) by the Seller and used directly or indirectly in connection with the Business, or to which the Seller may have any leasehold rights and which are used in connection with the Business are described on Schedule 3.22 (the "Leases").

     3.23 Accuracy and Completeness of Disclosure. No representation, warranty, statement or disclosure made by the Seller or its Representatives in this Agreement or the schedules or exhibits hereto or in any other materials furnished or to be furnished to the Buyer or its Representatives contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Seller has no liabilities, obligations or commitments of any nature relating to the Business or the Assets (whether or not known, unknown, absolute, contingent, matured, accrued or otherwise), except for liabilities, obligations or commitments: (a) disclosed or reserved for in the April Balance Sheet (not including the notes thereto); or
(b) incurred in the Ordinary Course following the date of the April Balance
Sheet.

     3.24 Representations and Warranties Correct. All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Subject to the limitations set forth in Section 11.1, Buyer represents and warrants to Seller as follows:

     4.1 Organization and Standing of Buyer; Certificate of Incorporation and Bylaws. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder. Copies of the certificate of incorporation and bylaws or other organizational documents of Buyer have been made available to Seller, and each such copy is true, correct and complete.

     4.2 Authorization and Financing. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, will, upon approval by the boards of directors and shareholders of Vislink plc and its subsidiaries, have been duly authorized by all necessary corporate and other action on the part of Buyer. Buyer shall have obtained financing for the consummation of the transactions contemplated by this Agreement on terms acceptable to Buyer. This Agreement and all other documents and instruments executed or to be executed by Buyer pursuant to this Agreement have been, or will

                                      18.

have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Buyer.

     4.3 Enforceability. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     4.4 Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default under any provision of (a) of the charter or bylaws of Buyer, or (b) any material mortgage, indenture, instrument or any judgment, order or decree applicable to Buyer or any of its properties or assets, the result of which, with respect to items identified in clause (b) would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer and its subsidiaries, taken as a whole or would materially impair Buyer's ability to consummate the transactions contemplated hereby (a "Material Adverse Effect on Buyer").

     4.5 Governmental Authorizations and Consents. No material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, bureau, agency or commission, or, except for the approval of the boards of directors and shareholders of Vislink plc and its subsidiaries, any third party, are required to be obtained or made by Buyer in connection with Buyer's execution, delivery and performance of and the validity and enforceability of this Agreement, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act and (b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer.

     4.6 Litigation. As of the date of this Agreement, no action, suit, proceeding or governmental investigation is pending or to Buyer's knowledge, threatened against Buyer or its properties, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

     4.7 Brokers. All negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Buyer or its Affiliates in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

     4.8 Section 203. Buyer is not and, for the three years preceding the date of the Agreement, has not been an "interested stockholder" of Seller within the meaning of Section 203 of the Delaware General Corporation Law.

                                      19.

                                   ARTICLE 5

                              COVENANTS OF SELLER

     5.1 Conduct of Business. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or referred to in the Disclosure Schedule, and except as may be necessary to carry out the transactions contemplated by this Agreement or any transaction contemplated by or relating to any of the contracts or other matters referred to in this Agreement or the Disclosure Schedule, Seller shall not, without Buyer's consent (which consent shall not be unreasonably withheld or delayed by Buyer):

          (a) enter into any transaction in connection with the Business or the Assets outside the Ordinary Course;

          (b) conduct the Business in a manner that departs from the manner in which the Business was being conducted prior to the date of this Agreement; or

          (c) agree or commit to do any act or omit to do any act which would cause the representations and warranties of the Seller not to be true and complete, subject to the $50,000 exception set forth in the first paragraph of
Article 3, as of the Closing as if made on the Closing Date.

     5.2 Confidentiality. Prior to the Closing, Seller shall hold in strict confidence, and shall cause each of its Affiliates to hold in strict confidence, all documents and information obtained with respect to Buyer. Seller shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other person or entity, and Seller shall comply in all respects with the provisions of the Confidentiality Agreement between Seller and Vislink plc dated January 28, 2000 (the "Confidentiality Agreement"). The parties agree that the Confidentiality Agreement shall terminate and be of no further force or effect as of the Closing.

     5.3 Due Diligence Access. Seller shall provide to Buyer and its officers, employees, accountants, legal counsel, bankers and other agents and representatives (collectively, "Representatives") during normal business hours and upon not less than 24 hours notice complete access to the Business, the Assets and all facilities, books and records relating to the Business and the Assets but not comprising a part thereof and shall direct Seller's Representatives to cooperate fully with Buyer and Buyer's Representatives in connection with Buyer's due diligence investigation of Seller, including without limitation, by providing originals or copies (duly certified if so requested by Buyer) of such books and records. Buyer may, during normal business hours and upon reasonable advance notice, speak to customers and others having business relationships with Seller from and after the date hereof. Seller and its Representatives shall be entitled to participate in any contact initiated by Buyer or its Representatives with any customer of Seller.

     5.4 No Shop. Unless and until this Agreement is terminated in accordance with its terms, none of Seller or any of its Representatives shall, directly or indirectly, (a) solicit, initiate

                                      20.

or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of the assets of, or a merger, consolidation or business combination with Seller or any part thereof which includes any part of the Business or the Assets (an "Acquisition Proposal") or
(b) participate in any discussions or negotiations regarding or furnish to any other person or entity any information with respect to or otherwise cooperate in any way with furtherance of any Acquisition Proposal by any person or entity. If Seller or any of its Representatives shall receive any Acquisition Proposal or any inquiry regarding any such proposal, the recipient shall promptly inform Buyer. Seller hereby specifically grants to Buyer the right and remedy to have the provisions of this Section specifically enforced by any court having equity jurisdiction, it being acknowledged that any such breach or threatened breach will or may cause irreparable injury to Buyer and that money damages will or may not provide an adequate remedy to Buyer. The equity rights of Buyer shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity. Notwithstanding the foregoing provisions of this Section, an Acquisition proposal which (i) relates to the sale of securities of the Seller or the sale of substantially all of the assets of the Seller or which relates to a merger, consolidation or business combination involving the Seller as a whole and (ii) specifically excludes the Business and the Assets and confirms the existence and enforceability of this Agreement shall not be deemed to constitute a breach of this Section.

     5.5 Employee Benefits and Termination. Effective as of the Closing, Seller shall terminate the employment of and pay to each employee and officer of Seller employed in the Business who is offered and accepts employment with Buyer (which offer shall be at Buyer's sole and absolute discretion) all salary, all retention incentive obligations and all other obligations of Seller to said employees and officers which do not form a part of the Assumed Liabilities and which have accrued (or which would otherwise have accrued but for the transaction contemplated hereby) through the Closing Date.

                                   ARTICLE 6

                              COVENANTS OF BUYER

     6.1 Confidentiality. Through the Closing Date, Buyer shall hold in strict confidence, and shall cause each of its Affiliates to hold in strict confidence, all documents and information obtained with respect to Seller. Buyer shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other person or entity, and Buyer shall comply in all respects with the provisions of the Confidentiality Agreement prior to the termination of the Confidentiality Agreement in accordance with the provisions of Section 5.2 of this Agreement.

     6.2 Investigation. In conducting its review of the Business, Buyer shall not interfere in any material manner with the Business or with the performance of Seller's employees.

                                      21.

                                   ARTICLE 7

                    COVENANTS AND AGREEMENTS OF ALL PARTIES

     7.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use its best efforts, but without the obligation to expend undue amounts of time, effort or money, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer and Seller each will execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances and powers of attorney as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to such other party and for assuring the full use and enforcement by the Buyer, or its successors and assigns, of any of the businesses, assets, properties or liabilities to be assigned to it or retained by such party as provided herein.

     7.2 Certain Filings. Buyer and Seller shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, including without limitation filings under the HSR Act, and in seeking timely to obtain any such actions, consents, approvals or waivers. At the Closing, Seller shall provide Buyer with a copy of all filings and submissions made by Seller pursuant to the HSR Act or in response to governmental inquiries concerning filings and submissions made pursuant to the HSR Act.

     7.3 Public Announcements. Except for press releases and disclosures to be made upon the execution of this Agreement, the consummation of the transactions contemplated hereby and any termination hereof and such other disclosures as may be required by any law, rule, bylaw or regulation of any governmental authority, stock exchange or inter-dealer network, any party proposing to issue any press release or similar public announcement or communication shall use commercially reasonable efforts to provide copies of such disclosures in good faith with the other party before doing so through and including the Closing Date.

     7.4  Use of Business Names by Buyer.

          (a) Buyer acknowledges that Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks incorporating "Adaptive Broadband" or any similar name and to all logos incorporating Adaptive Broadband or any similar name. All rights of Seller and its Affiliates to the same and the goodwill represented thereby and pertaining thereto are being retained by Seller. Buyer agrees that it will not, and will cause the Business not to, use the Adaptive Broadband name, the

                                      22.

"California Microwave" name or any similar names or any logo incorporating any such names or any similar names in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the Business, except as expressly permitted by Section 7.4(b).

          (b) For a period of six months from the Closing Date (the "Window Period"), Seller shall and hereby irrevocably grants, effective as of the Closing Date, on a fully-paid, royalty-free basis, to Buyer the right to use the Adaptive Broadband logo and the Adaptive Broadband name in connection with the operation of the Business as currently conducted including, during the Window Period, to (1) use any molds or castings included in the equipment or machinery included in the Assets despite the appearance thereon and on the products manufactured therewith of the Adaptive Broadband name or the Adaptive Broadband logo, (2) market and sell all such products produced by the Business and (3) use any other assets on hand included in the Assets, including, without limitation, any catalogs, invoices, packaging material or stationery, bearing the Adaptive Broadband name or Adaptive Broadband logo (provided, however, that Buyer shall use its commercially reasonable efforts to cease its use of the Adaptive Broadband name and the Adaptive Broadband logo within three months). Immediately upon the expiration of the Window Period, Buyer shall cease to use in any manner the Adaptive Broadband name or the Adaptive Broadband logo incorporating such name and remove or obliterate such name or the Adaptive Broadband logo from any molds, castings, products or other assets and clearly and prominently mark the new name of the Business thereon. At all times following the Closing, Buyer shall not indicate that Buyer or the Business is affiliated with Seller or any of its affiliates, and Seller shall not indicate that Seller is affiliated with Buyer or any of its Affiliates.

     7.5 Consents; Cooperation. In furtherance of the provisions of Section 7.1, and not in limitation thereof, Seller and Buyer will each use their best efforts, but without the obligation to expend undue amounts of time, effort or money:

          (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all governmental authorities or any other person or entity that are required on their respective parts, for the consummation of the transactions contemplated by this Agreement;

          (b) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

          (c) to (i) take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) refrain from taking any action which reasonably could be expected to render any representation or warranty contained in this Agreement untrue or incorrect in any respect as of the Closing.

     7.6 Liability for Transfer Taxes. Buyer and Seller shall each be responsible for and pay in a timely manner 50 percent of all sales, use, value added, documentary, stamp, gross

                                      23.

receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the Closing. Each party hereto shall prepare and subject to extensions, timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable law.

     7.7 Insurance. Buyer shall obtain and continuously maintain, from the Closing Date until the expiration of the representations, warranties and covenants pursuant to Section 11.1, insurance policies with respect to the Business and the Assets on terms and with coverage comparable to those policies maintained by businesses similar in size and nature to the Business. From and after the Closing Date, Seller shall provide to Buyer all such information, documentation, access to facilities and personnel during normal business hours and upon reasonable notice (not less than 48 hours) as Buyer or its counsel shall reasonably require for the purpose of enforcing and prosecuting Buyer's insurance rights pursuant to Section 1.2(c).

     7.8 Employees. Buyer shall be entitled to offer employment to any, all or none of the employees of the Business in Buyer's sole and absolute discretion. Each employee of the Business employed by Buyer shall receive credit for time served as an employee of Seller (including any predecessor entity thereto) for purposes of eligibility for benefits under Buyer's benefit plans, subject to any initial qualification or probationary periods generally applicable to such benefit plans. Nothing herein shall restrict Buyer in the exercise of its independent business judgment, as to the terms and conditions under which such employment shall continue, the duration of such employment, the basis on which such employment is terminated or the compensation or benefits provided to employees of the Business. Nothing herein shall be deemed to constitute an agreement to employ any employee of the Business, nor shall anything set forth in this Agreement grant or create any third party beneficiary or other rights on behalf of any officer, employee or contractor of Seller or Buyer, each of which is specifically disclaimed by the parties to this Agreement.

     7.9  Tax and Accounting Cooperation and Retention.

          (a) Buyer and Seller shall each at their own expense cooperate with, and make available to, each other such Tax data and other information as may be reasonably required in connection with (1) the preparation or filing of any Tax return, election, consent or certification, or any claim for refund or the preparation of the parties' respective financial statements, (2) any determinations of liability for Taxes, or (3) any audit, examination or other proceeding in respect of Taxes ("Tax Data"). Such cooperation shall include without limitation making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, work papers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). If a third party is retained in connection with any review hereunder, the party retaining such third party shall be responsible for any fees and expenses of such third party.

                                      24.

          (b) All Tax Data and the Tax Documentation shall be retained until one year after the expiration of all applicable statutes of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of an applicable statute of limitations all Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

     7.10 Transition Services. In addition to its other obligations under the terms of this Agreement, Seller shall make the services of its internal auditor and human services personnel available to Buyer at such times, for such periods and in such locations as Buyer shall request. Said services shall be provided at no cost to Buyer (provided that after the 30th day following the Closing, Buyer shall pay the reasonable travel costs incurred by Seller's internal auditor in the performance of his duties under this Section) for the purposes of assisting Buyer in the transition of the business from Seller to Buyer, including without limitation, for accounting, record keeping, contract and computer systems and records transition, and employee transition. Seller shall provide Buyer with access to Seller's e-mail services for a period of 30 days following the Closing. The parties agree that Seller shall provide Buyer access to all computer systems, data, programs and records currently maintained by Seller for, on behalf of or in connection with the Business and the Assets or which are used or accessed by the Business as of the date hereof until such time as all such data and records are transferred to Buyer as part of the Assets.

     7.11 Costs of Post-Closing Obligations. Whenever, pursuant to the terms of this Agreement, Buyer or Seller is required to provide access to facilities or assets or to provide originals or copies of documentation of any form or nature to another party to this Agreement, the same shall be provided at no charge. Whenever, pursuant to the terms of this Agreement, Buyer or Seller is required to provide or make employees or officers available as witnesses, consultants or advisors to another party, to the auditors or legal counsel of another party or to the legal counsel of any insurer, the party shall be obligated to provide access to such employees or officers only during normal business hours upon not less than 24 hours notice. Except for the services required under Sections 7.1,
7.2 and 7.10, which shall be provided without charge, subject to the 30 day period set forth in Section 7.10 the party required to provide access to its officers or employees shall be entitled to bill, and the other party shall promptly pay, each itemized bill submitted for the reasonable out of pocket travel and meal expenses for each employee providing services for more than 30 days. Out of pocket travel and meal expenses shall be deemed reasonable if they are in accordance with the employer's guidelines for expense reimbursement for its employees generally.

                                   ARTICLE 8

                  CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

     The obligations of Buyer to purchase the Business and the Assets and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Buyer in whole or in part):

                                      25.

     8.1 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Article 3 shall be complete and accurate in all material respects as of the Closing, as though made on and as of the Closing Date.

     8.2 Performance. Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

     8.3 Certificate. Buyer shall have received from a duly authorized officer of Seller a certificate dated the Closing Date confirming, to such person's knowledge after due inquiry, that the conditions in Sections 8.1 and 8.2 have been met.

     8.4 No Injunction. There shall not be in effect, as of the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Buyer, Seller or the Assets or Business that prohibits Buyer's purchase of the Business and the Assets or Seller's sale of the Business and the Assets.

     8.5 HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     8.6 Consents and Financing. All third party approvals, consents, waivers and authorizations required to be obtained by Seller and Buyer in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in a material Adverse Effect on the Business or the transactions contemplated by this Agreement. Buyer shall have obtained financing for the consummation of the transactions contemplated hereby on terms acceptable to Buyer and the directors and shareholders of Vislink plc shall have approved this Agreement and the transactions contemplated hereby.

     8.7 Transfer Documents. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including without limitation:

          (a) a Bill of Sale, Assignment and General Conveyance, in substantially the form annexed hereto as Exhibit A;

          (b) assignments of all Contracts and Intellectual Property and assignments of each other agreements and instruments constituting Assets, the breach of which other agreements and instruments could have a material Adverse Effect on the Business, dated as of the Closing Date, assigning to Buyer all Seller's right, title and interest therein and thereto;

          (c) an assignment of each lease, other than leases for real property, the breach of which could have a material Adverse Effect on the Business, and an assignment of all real property leases, in each case duly executed by each party thereto and dated as of the Closing Date; and

                                      26.

          (d) certificates of title to all material motor vehicles included in the Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date together with all other certificates and documents as may be required to transfer said motor vehicles.

     8.8 Minimum Purchase Price. No less than five (5) business days prior to the Closing, Buyer shall have received Seller's good faith estimate that the net assets of Seller as would be calculated from the Audited Closing Date Balance Sheet shall be $6,500,000 or greater. In the event Seller is unable to deliver such an estimate to Buyer or such estimate states that Seller believes in good faith that the net assets of Seller as would be calculated from the Audited Closing Date Balance Sheet is expected to be less than $6,500,000, Seller shall give notice of its inability to deliver or of its belief, as the case may be, within two days of becoming aware of the same. If Buyer determines not to close as a result of Seller's notice, Buyer shall have five days following its receipt of Seller's notice in which to transmit notice to Seller of Buyer's intent not to close and Buyer shall thereafter have no obligation to close the transactions contemplated by this Agreement. In the event Buyer fails to transmit such notice of intent not to close, Buyer shall be bound to close the transactions contemplated by this Agreement. If the net assets of Seller as would be calculated from the Audited Closing Date Balance Sheet is expected to be less than $6,500,000 as a result of events relating to the Business which result from the good faith operation of the Business in the Ordinary Course, the refusal of Buyer to close shall constitute a termination pursuant to Section 10.1(a).

     8.9 Non-Competition. Seller shall have executed a Non-Competition/Non-Disclosure Agreement in substantially the form annexed to this Agreement as Exhibit B and a Non-Solicitation Agreement in substantially the form annexed to this Agreement as Exhibit C.

     8.10 Opinion. Buyer shall have received an opinion of Cooley Godward LLP, legal counsel to the Seller, in the form annexed hereto as Exhibit D.

     8.11 Disclosure Schedule. In the event Seller shall have delivered a Disclosure Schedule and said Disclosure Schedule shall contain changes not previously agreed to by Buyer in writing or which changes cause an Excess Materiality, the Disclosure Schedule shall be acceptable to Buyer in Buyer's sole discretion. In the event a Disclosure Schedule shall have been prepared and delivered by Seller in good faith and shall contain only matters which occurred in the Ordinary Course, the refusal of Buyer to accept the Disclosure Schedule shall entitle Seller or Buyer to terminate this Agreement and such termination shall be deemed a termination pursuant to Section 10.1(a).

                                   ARTICLE 9

                  CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

     The obligation of Seller to sell the Business and the Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller):

                                      27.

     9.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 4 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date.

     9.2 Performance. Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

     9.3 Certificate. Seller shall have received from Ian Scott-Gall or James Trumper, as representatives of the Buyer a certificate of Buyer dated the Closing Date confirming, to such person's knowledge after due inquiry, that the conditions in Sections 9.1 and 9.2 have been met.

     9.4 No Injunction. There shall not be in effect, as of the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Seller or that prohibits the sale of the Business and the Assets.

     9.5 HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     9.6 Consents. All approvals, consents, waivers and authorizations required to be obtained by Buyer in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in a material adverse effect on the transactions contemplated by this Agreement.

     9.7 Assumption Agreement. Seller shall have received from Buyer an Assumption Agreement, in substance and form satisfactory to Seller, under which Buyer shall have assumed the Assumed Liabilities.

     9.8 Non-Solicitation. Buyer shall have executed a Non-Solicitation Agreement in substantially the form annexed to this Agreement as Exhibit C.

     9.9 Guaranty. Vislink plc shall have reexecuted its guaranty of certain obligations of Buyer dated June 27, 2000.

     9.10 Opinion. Buyer shall have received opinions of legal counsel to the Buyer and Vislink plc, in the forms annexed hereto as Exhibits E and F, respectively.

                                  ARTICLE 10

                                  TERMINATION

     10.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

          (a)  by the mutual written agreement of Seller and Buyer;

                                      28.

          (b) by written notice of Buyer at any time after 90 days after signing, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Buyer if the action of Buyer or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

          (c) by written notice of Seller at any time after 90 days after signing, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Seller if (i) Seller has failed to comply with the provision of Section 5.3 of this Agreement or (ii) the action of Seller or any of its Affiliates has otherwise been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

     10.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 10.1:

          (a) Buyer shall promptly cause to be returned to Seller all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Buyer's investigation of the Business, including any copies made by or supplied to Buyer or any of Buyer's Representatives of any such documents or information; and

          (b) No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2 and Sections 6.1, 7.3 and Article 12 and by the provisions of the Confidentiality Agreement.

                                  ARTICLE 11

                       CERTAIN REMEDIES AND LIMITATIONS

     11.1 Expiration of Representations, Warranties and Covenants. The covenants set forth in this Agreement which are to be completed on or before the Closing shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of the parties hereto with respect to such covenants shall thereupon be extinguished. This Section 11.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing Date or to which a representation of fulfillment or completeness shall have been falsely made. All of the representations and warranties of Seller set forth in this Agreement other than those which relate to, arise out of or are based on title to the Assets, environmental matters, Taxes, ERISA, criminal matters, injury to property or person and other torts and discrimination based on race, sex or religion (collectively, the "Exempt Matters"), shall terminate and expire, and shall cease to be of any force or effect, at 5:00 p.m. (California time) on the second anniversary of the Closing Date, and all liability with respect to such representations and warranties shall thereupon be extinguished.

                                      29.

     11.2 Indemnity by Seller.

          (a) Subject to the provisions of Section 11.1 hereof relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates (collectively, the "Buyer Indemnitees") against (and to pay within 30 days of demand) all claims, losses, liabilities, obligations, damages, deficiencies, costs and expenses, including without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys', accountants' and expert witnesses' fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a "Loss" and collectively "Losses") incurred by any of the Buyer Indemnitees and arising out of or relating to: (i) all Excluded Assets; (ii) all liabilities not forming a part of the Assumed Liabilities; (iii) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement; and (iv) any breach of any covenant, agreement or obligation of Seller contained in this Agreement.

          (b) Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described above pursuant to Section 11.2(a), unless and until the aggregate amount of all Losses by Buyer Indemnitees equals or exceeds one percent (1.0%) of the Purchase Price (the "Bucket"). When Losses equal or exceed the Bucket, Seller shall pay one-half of the Bucket plus all Losses in excess of the Bucket regardless of amount. Seller's maximum liability to Buyer Indemnitees under this Section 11.2 shall not exceed $8,500,000 in the aggregate except for matters which are based on or which arise from or out of the Exempt Matters, as to which no limit applies.

     11.3 Indemnity by Buyer. Subject to the provisions of Section 11.1 hereof relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless the Seller and each of its Affiliates, officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnitees") against (and to pay within 30 days of demand) the amount of any PTO or accrued but unpaid commissions of Hired Employees which were included in the Assumed Liabilities but which Seller is nonetheless found liable to pay to any Hired Employee and the amount of all Losses incurred by any of the Seller Indemnitees and arising out of or relating to: (i) any Assumed Liabilities; (ii) any material misrepresentation or material breach of any representation or warranty made by Buyer in this Agreement; and (iii) any material breach of any covenant, agreement or obligation of Buyer contained in this Agreement.

                                      30.

     11.4 Defense of Third-Party Actions.

          (a) If either a Buyer Indemnitee, on the one hand, or a Seller Indemnitee, on the other hand (the "Indemnitee"), receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the other party (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice (an "Indemnification Notice") describing such matter in reasonable detail. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall not be a condition precedent to any liability on the part of the Indemnifying Party under this Article 11 with respect to such matter, except to the extent that the Indemnifying Party has suffered actual prejudice by such failure. Upon delivery of an Indemnification Notice, the Indemnifying Party shall promptly undertake the defense of such matter using a firm reasonably acceptable to the Indemnitee. The Indemnitee shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless both Indemnitee and Indemnifying Party are named as parties and Indemnitee's counsel shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Party shall, within ten days after receiving an Indemnification Notice fails to assume the defense thereof, Indemnitee shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Party subject to the right of the Indemnifying Party to assume the defense of such Loss with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this
Section 11 to the contrary notwithstanding, the Indemnifying Party shall not, without Indemnitee's prior written consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any Loss for anything other than money damages paid by the Indemnifying Party. The Indemnifying Party may, without the Indemnitee's prior written consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such Loss that requires solely the payment of money damages by the Indemnifying Party and that includes as an unconditional term thereof the release by the claimant or the plaintiff of Indemnitee from all liability in respect of such Loss.

          (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's agents and that the Indemnifying Party considers necessary or desirable for the defense of such matter;

          (c) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such matter;

          (d) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such matter; and

          (e) the Indemnitee shall not admit any liability with respect to such matter.

                                      31.

     11.5 Limitation to Indemnification Obligations. Neither party shall be required to indemnify any Indemnitee:

          (a) to the extent such indemnity is limited by operation of law;

          (b) to the extent Losses of such Indemnitee were caused by actual fraud, willful misconduct, bad faith or gross negligence of such Indemnitee or any of its Affiliates, officers, directors, employees and agents or by any inaccuracy in, or breach of, any written certification, covenant, representation or warranty made or, in the case of a covenant, to be performed, by any such Indemnitee or any of its Affiliates, officers, directors, employees and agents (unless and to the extent any such inaccuracy or breach is attributable to any written certification, representation or warranty provided by the Indemnifying Party;

          (c) to the extent an Indemnitee shall have already received indemnification for any such Losses hereunder, shall have received compensation for any such Losses from other sources, or such Losses are covered by any insurance policies.

     11.6 Subsequent Recoveries. Following the Closing, if any amount is paid by an Indemnifying Party in discharge of any claim for indemnification and such amount (or part thereof) is subsequently recovered (whether by payment, discount, credit, set-off or otherwise) by any Indemnitee from an unrelated third party in respect of the matter in relation to which such claim was made, such Indemnitee shall, to the fullest extent permitted by Law, pay to the Indemnifying Party a sum corresponding to such amount recovered from such third party less all costs and expenses (including without limitation attorney's fees and other fees and expenses) of such recovery.

     11.7 Subrogation. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnitee, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee's affiliates may have against any other person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnitee shall permit the Indemnifying Party to use the name of the Indemnitee and the names of the Indemnitee's Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnitee shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnitee to perfect or exercise the Indemnifying Party's right of subrogation hereunder.

     11.8 Notice as to Representations. Without limiting any of the other obligations of the respective parties hereunder, if at any time after the date of this Agreement, Buyer shall have any reason to believe that any representation or warranty made by Seller hereunder may have been untrue, Buyer shall promptly provide Seller written notice to that effect, indicating the basis for Buyer's belief that such representation or warranty may have been untrue. For purposes of this Article 11, Seller shall not be deemed to have breached any representation or warranty if, prior to the Closing Date, Seller provides Buyer with written notice clearly stating the existence

                                      32.

of the breach and Seller consummates the purchase of the Business and the Assets notwithstanding such written notice.

                                  ARTICLE 12

                                 MISCELLANEOUS

     12.1 Definitions of Certain Terms. In addition to such other capitalized terms as are defined elsewhere in this Agreement, as used herein, the terms defined in this Section 12.1 wherever used in this Agreement shall have the following respective meanings:

          "1999 Financials" has the meaning set forth in Section 3.6.

          "Accounting Calculation" when applied to the preparation or audit of any balance sheet, shall mean that the balance sheet is prepared in accordance with GAAP with the following exceptions: (i) GAAP shall be supplemented by the methods and procedures which have been used by Seller and which are set forth on Exhibit F to this Agreement with all domestic and foreign receivables reserved at the rate of 5% for receivables due 61-90 days from invoice date, 50% for receivables due 91-180 days from invoice date and 100% for receivables due more than 180 days from invoice date, (ii) all equipment manufactured or sold by Tandberg Television ASA (NDS) and comprising a part of the assets included in the balance sheet shall be valued separately in accordance with the foregoing procedures to assure the adequacy of reserves with respect thereto, (iii) no Excluded Assets or demonstration and customer service equipment previously expensed shall be included as part of the value of the assets and (iv) for purposes of determining materiality in any individual instance or in the aggregate, the Business shall be considered as a separate entity not contained in or forming a part of any consolidated or consolidating group.

          "Adverse Effect on the Business" shall mean an adverse effect on the business, financial condition, results of operations or prospects of the Business or on the condition or use by Buyer of the Assets.

          An "Affiliate" of a Person or entity shall mean a Person or entity that is a stockholder, director, officer, employee, agent, attorney, accountant or representative of that Person or entity, a Person or entity that directly or indirectly controls, is controlled by or is under common control with that Person or entity and any stockholder, director, officer, agents, attorney, accountant or representative of any such controlled, controlling or common control entity. For purposes of this definition, the term "control" shall include, but not be limited to the power to vote 25% or more of the outstanding equity interests of an entity.

          "Agreement" shall mean this Asset Purchase Agreement (including the Exhibits and the Schedules), as the same from time to time may be amended, supplemented or waived.

          "Applicable Law" shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Government Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

                                      33.

          "April Balance Sheet" means the balance sheet of the Business as of April 30, 2000 as prepared by Seller in accordance with the Accounting Calculation.

          "Assets" shall have the meaning set forth in Section 1.1 hereof.

          "Assumed Liabilities" has the meaning set forth in Section 2.4.

          "Balance Sheet Amount" shall mean the net asset amount shown on the April Balance Sheet, calculated in accordance with the Accounting Calculation.

          "Benefit Plan" has the meaning set forth in Section 3.10(b).

          "Books and Records" shall mean all books and records, files, texts, data, including manuals, price lists, mailing lists, lists of customers, suppliers and contractors production data, sales and promotional materials, purchasing materials, personnel records, manufacturing and quality control records and procedures, research and development files, all other files and accounting records and all other data and information (regardless of the media in which stored), in each case to the extent relating to or used in the Business.

          "Business" shall mean the microwave radio communications business of Seller as primarily conducted from Sellers facility in Billerica, Massachusetts, and which includes designing, manufacturing, producing, marketing, selling and otherwise providing, microwave communications equipment and services for the broadcast industry and government. For the avoidance of doubt, the term "Business" does not include, and specifically excludes all the assets to the extent used in connection with, and all employees and Intellectual Property to the extent specifically related to Seller's AB-Access product. The parties agree that all Intellectual Property which cannot, by its nature or form, be separated into that which is used by the Business and that which is not shall be licensed or conveyed to Buyer on a nonexclusive royalty and fee free basis in perpetuity and without restriction subject to all restrictions on the Intellectual Property imposed by third parties from whom such intellectual Property is obtained; provided that Buyer shall use such Intellectual Property solely in connection with the operation of the Business and the Assets and any expansions of any of them and provided further that Buyer shall not be entitled to transfer, sublicense or otherwise convey its rights to use such Intellectual Property to an unaffiliated third party without Seller's prior written consent other than upon a sale of the Business or a sale of the Assets to which such Intellectual Property is related.

          "Business Employee" has the meaning set forth in Section 3.7(b)(xi).

          "Buyer" has the meaning set forth in the first paragraph of this Agreement.

          "Buyer Indemnitees" has the meaning set forth in Section 11.2(a).

          "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 2.1.

          "Closing Date" shall have the meaning set forth in Section 2.1.

                                      34.

          "Closing Date Balance Sheet" shall mean the balance sheet of the Business as of the Closing Date as prepared by Seller in accordance with the Accounting Calculation.

          "Closing Payment" shall mean $19,251,000, the sum of the Balance Sheet Amount plus the sum of $8,500,000.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Confidentiality Agreement" has the meaning set forth in Section 5.2.

          "Consent" shall mean any consent, approval, authorization, variance, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

          "Contracts" shall mean all rights under all agreements, contracts, commitments, orders, licenses, leases and other instruments and arrangements (whether written or oral) to which Seller is, or at the Closing will be, a party, or by which it or any of its assets is, or at the Closing will be, bound primarily in connection with the Business, the Assets or the Assumed Liabilities.

          "Disclosed Contract" shall mean a written contract or agreement, a copy of which is delivered to Buyer or its Representatives as part of Sellers' due diligence disclosure to Buyer or which is set forth on Schedule 12.

          "Disclosure Schedule" shall mean a written schedule prepared by Seller containing proposed changes to the schedules to this Agreement for events occurring between June 9, 2000 and the Closing. Buyer shall be under no obligation to accept any changes proposed in respect of any schedule which change, if not waived by Buyer, would constitute a breach of this Agreement or would cause any representation or warranty to be untrue when made or as of the Closing unless such change has previously been agreed to by Buyer in writing or unless all such changes do not, in the aggregate, cause an Excess Materiality. Seller shall deliver an initial draft of any proposed Disclosure Statement to Buyer not less than five days prior to Closing and shall deliver a final proposed draft thereof not less than 24 hours prior to the Closing. A draft shall be deemed a Disclosure Schedule under the terms of this Agreement if and to the extent accepted by Buyer in writing.

          "Excess Materiality" has the meaning set forth in the preamble to
Article III.

          "Excluded Assets" has the meaning set forth in Section 1.2.

          "Excluded Intellectual Property" has the meaning set forth in Section 1.2(e)

          "Excluded Liabilities" has the meaning set forth in Section 2.5.

          "1999 Financials" has the meaning set forth in Section 3.6.

                                      35.

          "Fixed Assets" shall mean all machinery, equipment, furniture, fixtures, furnishings, vehicles, tools, dies, molds and other tangible personal property owned by Seller and related to the Business as of March 31, 2000, including, without limitation, the fixed assets located at Seller's facilities located at Billerica, Massachusetts.

          "GAAP" shall mean United States generally accepted accounting principles, consistently applied and consistent with past practices.

          "Governmental Approval" shall mean any Consent of, with or to any Governmental Authority.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.

          "Hazardous Materials" shall mean any substance, material or waste that is regulated by any local Governmental Authority, the State of California, the State of Massachusetts or the United States Government, including, without limitation, any material or substance that is (1) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of any applicable law, (2) petroleum, (3) asbestos, (4) designated as a "hazardous substance" pursuant to
Section 311 of the Clean Water Act, 33 U.S.C.(S). 1251 et seq. (33 U.S.C.(S).
1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C.(S).
1317), (5) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C.(S). 6901 et seq. (42 U.S.C.(S). 6903), or (6) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.(S). 9601 et seq. (42 U.S.C.(S). 9601). Notwithstanding the foregoing, the term "Hazardous Materials" shall not include materials in a quantity commonly used in an office building the spill or disposal of which could not reasonably give rise to a Loss.

          "Hired Employees" shall mean those employees of Seller employed in the Business whom Buyer intends to hire following the Closing and who are identified by Buyer in a written schedule delivered to Seller who (i) execute a letter agreement with Seller in form and substance acceptable to Buyer and Seller wherein they agree to remain employed by Seller, at Sellers discretion, through the Closing and to accept credit under a paid time off ("PTO") program maintained by Buyer for and in lieu of PTO accumulated under Seller's PTO program, (ii) execute a letter agreement with Buyer in form and substance acceptable to Buyer and Seller wherein they agree to accept employment with Buyer following the Closing, and (iii) in fact remain employed by Seller until, and accept employment from Buyer immediately following the Closing.

                                      36.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnifying Party" has the meaning set forth in Section 11.4.

          "Intellectual Property" shall mean all intellectual property rights including all patents, pending patent applications, registered and unregistered copyrights, copyright applications, inventions, trade secrets, inventions, processes, designs, formulae, research and development data, and know-how, computer software owned, leased or licensed or other intellectual property, the trademarks, service marks, trade names, logos and any applications and all similar intangible property rights and tangible embodiments of any of the foregoing, in each case used in the conduct of the Business, other than the Excluded Intellectual Property together with all internet addresses, sites and site materials which relate to the Business to the extent the same do not include the names "California Microwave" or "Adaptive Broadband".

          "Inventories" has the meaning set forth in Section 1.1(c).

          "Lien" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lease, sublease, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, option, lien, right of first refusal or other similar restrictions.

          "Logos" has the meaning set forth in Section 1.1.

          "Loss" has the meaning set forth in Section 11.2.

          "March Balance Sheet" has the meaning set forth in Section 3.6.

          "Ordinary Course" shall mean in the ordinary course of business consistent with Seller's past practices during the 24 months immediately preceding the date of this Agreement other than with respect to the sale of the Business.

          "Permitted Liens" shall mean (i) mechanics,' carriers' or warehouseman's Liens arising in any of the Ordinary Course which do not in the aggregate adversely affect the value of any of the Assets or impair the use of any of them in the operation of the Business; (ii) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties which do not materially interfere with the use, occupation and enjoyment of the real property comprising a part of the Assets; and (iii) Liens listed on Schedule 3.8 hereto.

          "Person" shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

          "Policies" has the meaning set forth in Section 3.14.

                                      37.

          "Pre-Closing Tax Period" shall mean any period ending with, on or prior to the Closing Date with respect to which Seller is required to report and/or pay any Tax relating to the Business.

          "Purchase Price" has the meaning set forth in Section 2.2.

          "Seller" means and includes Adaptive Broadband Corporation and each of its subsidiaries and divisions.

          "Seller Indemnitees" has the meaning set forth in Section 11.3.

          "Tax Data" has the meaning set forth in Section 7.9.

          "Tax Documentation" has the meaning set forth in Section 7.9.

          "Taxes" in the plural and "Tax" in the singular shall mean all federal, state, local and foreign taxes, including income, employment (including social security, withholding and state disability), excise, property, sales, use, franchise, and other taxes, together with all interest, additions to tax and penalties relating thereto.

          "Tax Return" shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Transfer Taxes" has the meaning set forth in Section 7.6.

          "Window Period" has the meaning set forth in Section 7.4.

     12.2 Knowledge. As used in this Agreement, a corporate party's "knowledge" means the knowledge of any director or executive officer of such party and, in the case of Seller, also includes the persons listed on Schedule 12.2.

     12.3 Memorandum; Disclaimer of Projections. Seller makes no representation or warranty to Buyer except as specifically made in this Agreement. In particular, Seller makes no representation or warranty to Buyer with respect to any financial projection or forecast delivered by or on behalf of Seller to Buyer. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (d) it shall have no claim against Seller with respect thereto.

     12.4 Expenses. If the purchase of the Assets is consummated or if this Agreement is terminated other than as a result of a breach by Seller of the provisions of Section 5.4 of this Agreement, in which case all expenses shall be borne by Seller in addition to all other rights of Buyer in law and equity, Seller and Buyer shall pay their own respective expenses and costs incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by them and the

                                      38.

consummation of the transactions contemplated hereby, provided that each party shall pay one half of any filing fees required in connection with the HSR Act. The rights granted pursuant to this Section shall be in addition to all rights which Buyer may have at law or equity for a breach of this Agreement.

     12.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile transmission or telegram. All such notices, requests, demands, waivers and other communication shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered,
(z) if by facsimile or telegram, on the next day following the day on which such facsimile or telegram was sent, provided that a copy is also sent by certified or registered mail.

     If to Buyer:

          Vislink plc
          Marlborough House
          Charnham Lane
          Hungerford,
          Berkshire RG17 0EY

          Attention: Chief Financial Officer

          Tel: 01488 685500
          Fax: 01488 685501

     with a copy to:

          Reed Smith Shaw & McClay LLP
          One Riverfront Plaza
          Newark, New Jersey  07102
          Attention: Jeff Ellentuck

          Tel:  973-621-3182
          Fax:  973-621-3199

                                      39.

     If to Seller, to:

          Adaptive Broadband Corporation
          1143 Borregas Avenue
          Sunnyvale, CA 94089
          Attention: Kenneth J. Wees

          Tel:  408-743-3436
          Fax:  (408) 743-3482

     with a copy to:

          Cooley Godward LLP
          One Maritime Plaza, 20/th/ Floor
          San Francisco, CA 94111
          Attention:  Kenneth L. Guernsey

          Tel:  (415) 693-2091
          Fax:  (415) 951-3699

or, in each case, to such other address as may be specified in writing to the other parties.

     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.5.

     12.6 Assignment. No party may assign or otherwise transfer this Agreement or any of its rights hereunder to any person or entity, without the prior written consent of Buyer and Seller; provided that this Agreement may be assigned by Buyer to one or more direct or indirect subsidiaries of Vislink plc. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

     12.7 Entire Agreement; Amendment; Governing Law; Etc. This Agreement (together with the preamble, exhibits and schedules hereto and the agreements, documents and instruments referred to herein, each of which are incorporated herein by this reference) embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware as it applies to contracts to be performed entirely within the State of Delaware.

                                      40.

     12.8 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument.

     12.9 Venue. If any legal proceeding or other action relating to this Agreement or any of the other agreements being executed and delivered in connection herewith, or any of the transactions contemplated hereby or thereby, is brought or otherwise initiated, the venue therefor shall be in Wilmington, Delaware, which shall be deemed to be a convenient forum. Each of the parties hereto hereby expressly and irrevocably consents and submits to the jurisdiction of the Federal and State courts located in or whose jurisdictions include the City of Wilmington, Delaware in connection with any such legal proceeding or other action.

     12.10 Attorney's Fees. In the event that either party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection herewith.

     12.11 Third Party Rights. The parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto and their respective successors in interest.

     12.12 Titles and Headings. Titles and headings of sections of this Agreement and the "Table of Contents," the "Table of Exhibits," the "Table of Schedules" and the "Index of Schedules" included herewith, are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     12.13 Exhibits and Schedules. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

     12.14 Pronouns. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

     12.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     12.16 Interpretation. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

                                      41.

     In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                                        Buyer

                                        RF Technology, Inc.,
                                        a Connecticut corporation,



                                        By:  /s/ Ian Scott-Gall
                                            ---------------------------------
                                        Its:  Director
                                              -------------------------------



                                        Seller

                                        Adaptive Broadband Corporation
                                        a Delaware corporation



                                        By:  /s/ Kenneth J. Wees
                                             ---------------------------------
                                        Its: Vice President, General Counsel &
                                             ---------------------------------
                                             Secretary
                                             ---------

                                      42.